Exhibit 12.1

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	For the period September 29, 2009 (commencement of operations) to December 31, 2009(1)		For the year ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2012	For the year ended December 31, 2013
Fixed Charges
Interest-Expensed	$101		$10,198	$15,416	$7,753	$3,727
Interest-Capitalized	$—		$3,380	$680	$597	$566
Interest-Capitalized TALF	$256		$357	$—	$—	$—
Total Fixed Charges	$358		$13,934	$16,095	$8,350	$4,293
Earnings
Net Income	$(2,172)		$10,999	$25,883	$37,102	$45,045
Add Back:
Fixed Charges	$358		$13,934	$16,095	$8,350	$4,293
Amortization of Capitalized Interest	$2		$1,173	$1,455	$1,962	$866
Less:
Interest Capitalized	$(256)		$(3,737)	$(680)	$(597)	$(566)
Total Earnings (Loss)	$(2,069)		$22,370	$42,753	$46,817	$49,638
Ratio of Earnings to Fixed Charges	(5.79x	)(2)	1.61x	2.66x	5.61x	11.56x

(1)	The company was formed on June 29, 2009 and completed the initial public offering of its common stock on September 29, 2009.
(2)	The coverage deficiency for total fixed charges for this period was approximately $2,400 to arrive at a one-to-one ratio.

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except ratios)

	For the period September 29, 2009 (commencement of operations) to December 31, 2009(1)		For the year ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2012	For the year ended December 31, 2013
Fixed Charges
Interest-Expensed	$101		$10,198	$15,416	$7,753	$3,727
Interest-Capitalized	$—		$3,380	$680	$597	$566
Interest-Capitalized TALF	$256		$357	$—	$—	$—
Preferred Stock Dividends	$—		$—	$—	$3,079	$7,440
Total Fixed Charges	$358		$13,934	$16,095	$11,428	$11,733
Earnings
Net Income	$(2,172)		$10,999	$25,883	$37,102	$45,045
Add Back:
Fixed Charges	$358		$13,934	$16,095	$11,428	$11,733
Amortization of Capitalized Interest	$2		$1,173	$1,455	$1,962	$866
Less:
Interest Capitalized	$(256)		$(3,737)	$(680)	$(597)	$(566)
Total Earnings (Loss)	$(2,069)		$22,370	$42,753	$49,896	$57,078
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(5.79x	)(2)	1.61x	2.66x	4.37x	4.86x

(1)	The company was formed on June 29, 2009 and completed the initial public offering of its common stock on September 29, 2009.
(2)	The coverage deficiency for total fixed charges for this period was approximately $2,400 to arrive at a one-to-one ratio.

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Pro Forma Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

For the year ended December 31, 2013(1)
Fixed Charges
Interest-Expensed	$3,727
Interest-Capitalized	$566
Interest Savings – JPMorgan Facility	$(90)
Interest Additional – 5.50% Convertible Senior Notes due 2019	$7,584
Total Fixed Charges	$11,787
Earnings
Net Income	$45,045
Add Back:
Fixed Charges	$11,787
Amortization of Capitalized Interest	$866
Less:
Interest Capitalized	$(566)
Total Earnings (Loss)	$57,132
Pro Forma Ratio of Earnings to Fixed Charges	4.85x

(1)	In calculating the pro forma ratio of earnings to fixed charges, we have assumed that the notes were issued on the first day of the applicable period and no exercise by the underwriters of their option to purchase additional notes. For purposes of these pro forma calculations, we have also assumed the repayment of all of our outstanding borrowings under the repurchase facility, or the JPMorgan Facility, with JPMorgan Chase Bank, N.A. (approximately $20.4 million as of December 31, 2013) with the net proceeds from this offering; therefore, the pro forma ratio excludes the effect of the amount of the related interest expense under the JPMorgan Facility for the period. In addition, we have calculated these pro forma ratios incorporating the amortization of the underwriting discount and deferred financing costs as well as cash interest payments that we would have paid on the notes, assuming they were issued on the first day of the applicable period. Accordingly, these pro forma ratios do not reflect the additional interest expense we would incur for accounting purposes as a result of separating the notes into a liability and an equity component and amortizing the deemed debt discount into interest expense over the term of the notes in accordance with ASC 470-20.

Apollo Commercial Real Estate Finance, Inc.

Statement of Computation of Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except ratios)

For the year ended December 31, 2013(1)
Fixed Charges
Interest-Expensed	$3,727
Interest-Capitalized	$566
Preferred Stock Dividends	$7,440
Interest Savings – JPMorgan Facility	$(90)
Interest Additional – 5.50% Convertible Senior Notes due 2019	$7,584
Total Fixed Charges	$19,227
Earnings
Net Income	$45,045
Add Back:
Fixed Charges	$19,227
Amortization of Capitalized Interest	$866
Less:
Interest Capitalized	$(566)
Total Earnings (Loss)	$64,572
Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.36x

(1)	In calculating the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, we have assumed that the notes were issued on the first day of the applicable period and no exercise by the underwriters of their option to purchase additional notes. For purposes of these pro forma calculations, we have also assumed the repayment of all of our outstanding borrowings under the JPMorgan Facility (approximately $20.4 million as of December 31, 2013) with the net proceeds from this offering; therefore, the pro forma ratio excludes the effect of the amount of the related interest expense under the JPMorgan Facility for the period. In addition, we have calculated these pro forma ratios incorporating the amortization of the underwriting discount and deferred financing costs as well as cash interest payments that we would have paid on the notes, assuming they were issued on the first day of the applicable period. Accordingly, these pro forma ratios do not reflect the additional interest expense we would incur for accounting purposes as a result of separating the notes into a liability and an equity component and amortizing the deemed debt discount into interest expense over the term of the notes in accordance with ASC 470-20.